EXHIBIT 23.5

NETHERLAND, SEWELL	CHAIRMAN & CEO	EXECUTIVE COMMITTEE
& ASSOCIATES, INC.	C.H. (SCOTT) REES III	P. SCOTT FROST - DALLAS
WORLDWIDE PETROLEUM CONSULTANTS	PRESIDENT & COO	J. CARTER HENSON, JR. - HOUSTON
ENGINEERING - GEOLOGY - GEOPHYSICS – PETROPHYSICS	DANNY D. SIMMONS	DAN PAUL SMITH - DALLAS
	EXECUTIVE VP	JOSEPH J. SPELLMAN - DALLAS
	G. LANCE BINDER	THOMAS J. TELLA II - DALLAS

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference, into a Form S-8 Registration Statement to be filed by U.S. Energy Corp. (the “Company”), of information contained in our report relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net cash flows and discounted future net cash flows, effective December 31, 2011, from the Company’s Form 10-K for the year ended December 31, 2012.  We further consent to the incorporation by reference, into such Form S-8 Registration Statement, of the references to our firm under the headings “Oil and Natural Gas” and “Oil and Natural Gas Reserves (Unaudited),” as set forth in such Form 10-K.

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958, 333-134800, and 333-124277), and Form S-8 (Nos. 333-108979, 33-74154 and 333-166638).

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons, P.E.

By:
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
April 10, 2012